UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 4, 2015

Box, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36805	20-2714444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Jefferson Ave.

Redwood City, CA 94063

(Address of principal executive offices) (Zip code)

(877) 729-4269

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2015, Box, Inc. (“Box”) refinanced $40 million in aggregate principal amount of indebtedness it had borrowed under its prior revolving credit facility by entering into a new revolving credit facility (the “New Credit Agreement”) with HSBC Bank USA, National Association, a national banking association (the “Lender”). By entering into the New Credit Agreement, among other things, Box (a) lowered the applicable interest rate from a reserve adjusted LIBOR Rate plus a spread of 3.0% for loans made under the prior credit facility to a reserve adjusted LIBOR rate plus a spread of 1.25% under the New Credit Agreement as of the date hereof, and (b) extended the maturity date from August 2016 (under the prior credit facility) to December 2017 (under the New Credit Agreement). Box did not incur any additional debt as a result of the refinancing.

The New Credit Agreement provides for a revolving loan facility in an aggregate principal amount of up to $40 million maturing on December 4, 2017 (the “Maturity Date”), all of which was borrowed at closing (the “Borrowing”). The proceeds of the Borrowing were used, together with cash on hand, to pay in full Box’s obligations under that certain credit agreement among Box, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, dated as of August 27, 2013, as amended from time to time (the “Prior Credit Agreement”).

The loans made under the New Credit Agreement bear interest at a rate equal to, at Box’s option, the prime rate plus a spread of 0.25% to 2.75% or a reserve adjusted LIBOR rate (based on one, three or six-month interest periods) plus a spread of 1.25% to 3.75%. In order for Box to be eligible for the lowest interest rate, it must maintain at least $40 million in deposits with the Lender. The prime rate means the higher of the rate announced from time to time by the Lender as its prime lending rate or the federal funds rate plus 0.50%. Interest is due and payable in arrears quarterly for loans bearing interest at the prime rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. Box is also obligated to pay other customary commitment fees for a credit facility of this size and type.

Box may borrow, repay and reborrow funds under the Credit Agreement until the Maturity Date, at which time the revolving loan facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. Loans made under the New Credit Agreement may be prepaid and the loan commitment may be permanently reduced by the Company in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary breakage costs for certain types of loans.

Box’s obligations under the Credit Agreement are required to be guaranteed by certain of its domestic subsidiaries meeting materiality thresholds set forth in the Credit Agreement. Currently, none of the Company’s domestic subsidiaries are guarantors under the Credit Agreement. The obligations of the Company and any guarantors are secured by substantially all of their respective assets, subject to certain exceptions and limitations.

The New Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Box’s and its subsidiaries’ ability to, among other things, grant liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock, enter into transactions with affiliates and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. Box is also required to maintain compliance with a minimum quick assets test and an asset retention ratio.

The New Credit Agreement includes customary events of default that include among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the New Credit Agreement at a per annum rate equal to 3.00% above the applicable interest rate.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the execution of the New Credit Agreement, the Prior Credit Agreement and all related loan documents and collateral documents were terminated effective December 4, 2015, and all amounts outstanding under the Prior Credit Agreement and related loan documents and collateral documents, including the outstanding principal balance of $40 million, were paid in full.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated December 4, 2015, by and between Box, Inc. and HSBC Bank USA, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOX, INC.

Dated: December 7, 2015	By:	/s/ Dylan Smith
Dylan Smith
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement, dated December 4, 2015, by and between Box, Inc. and HSBC Bank USA, National Association.